Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No. 11 to the Registration Statement on Form F-1 under the Securities Act of 1933, as amended (File No. 333-282155), of our report dated 26 May 2025, with respect to the financial statements of Empro Group Inc. for the financial years ended 31 December 2023 and 31 December 2024, and to the reference to our firm under the heading “Experts” in such Registration Statement.

UHY Malaysia PLT

Firm Number: 202406000040 (LLP0041391-LCA) & AF 1411

Chartered Accountants

Kuala Lumpur, Malaysia

4 June 2025

A member of UHY International, a network of independent accounting and consulting firms.